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                                                                    EXHIBIT 99.6
           CATUITY RAISES A$7M (US$5.29M); ACQUISITION CLOSES SEPT. 1

Company Anticipates Full Compliance with NASDAQ Rules

DETROIT, MI and SYDNEY, Australia (Friday, August 26, 2005) -- Catuity, Inc. (NASDAQ: CTTY; ASX: CAT), a provider of POS-focused solutions, including loyalty and gift card, said today that its recapitalization was oversubscribed at A$7 million (US$5.29 million) and that it plans to close the acquisition of Loyalty Magic Pty Ltd on Sept. 1.

Catuity expects that these actions, approved on July 19 by shareholders, will bring the company into compliance with the listing rules of NASDAQ. The company expects to have shareholder equity (net assets) of approximately $8.1 million on September 30, 2005, which is well in excess of the minimum required by NASDAQ.

"We had strong support from existing shareholders, institutional investors in Australia, and for the first time, U.S. institutional investors," said John Racine, President and CEO of Catuity Inc. "We have notified the Nasdaq Listings Qualifications Panel of our capital raising results and have reiterated our request that they allow us time to close the raise and the pending acquisition to demonstrate that we are back in compliance with the listing rules. We continue to believe that they will allow us to demonstrate compliance."

Separately, the Company announced today the appointment of Don Campion, the former CFO of VeriFone, North America's largest point of sale terminal manufacturer, to the board of directors and as chairman of the Company's Audit Committee. The appointment brings Catuity back into compliance with NASDAQ's continuous listing requirement of having three independent directors on its audit committee.

Following the completion of the capital raise and the acquisition of Loyalty Magic, Catuity will have approximately 1,814,000 shares outstanding. Of those, approximately 70% will be listed to trade on NASDAQ (which includes the shares issued under the Loyalty Magic acquisition) and the balance on the Australian Stock Exchange. The newly issued shares listed on the ASX are expected to begin trading on Sept. 8, while new shares listed on NASDAQ are subject to the Company completing a registration statement on Form S-3. The Director's, including Mr. Campion, have invested $A233,000 in the capital raise.

"The mix of the holdings of shares is a reversal of our historical mix of share holdings and it marks the first time that we have raised capital from U.S. institutions with a long-term view of leveraging our liquidity of the NASDAQ market," said Mr. Racine. "This is good news for both markets, as we have seen demonstrated in trading volumes in recent weeks. Our liquidity will enable us to use our stock to execute the acquisition of profitable POS-focused companies in the U.S. market."

The recapitalization of the company was accomplished through the sale of common stock, which is unusual for a capital raise for a company in turnaround mode. "We are pleased that we were able to minimise dilution of existing shareholders while giving them an opportunity to top up in the recapitalization," said Alexander (Sandy) Dawson, the non-executive chairman of Catuity. "Over one-third of the capital raise was taken up by Australian investors." All applications from shareholders have been accepted in full. Catuity's adviser on the capital raise was Hindal Ventures through its licensed entity Hindal Securities.

Catuity expects to close the acquisition of Loyalty Magic on Sept. 1. As previously disclosed, the company will designate Melbourne as its new Australian headquarters.

"While there are economies that will be realized through this acquisition, the real opportunity is combining our capabilities in loyalty and gift card for chain retailers," said Chris Leach, who will become CEO of Catuity's Australian operations. "Our combined technology, experience and financial resources will support our growth plans through 2006."

Catuity will provide a detailed update of the progress of the acquisition on Nov. 14 when it releases third quarter results.

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"Our focus now is on executing the next phase of our strategy, which is to consummate our first acquisition of a profitable POS-focused company in the U.S.," said Racine. "With the completion of the recapitalization, we can continue to focus both on sales execution and advancing discussions, negotiation and execution of definitive agreements with acquisition targets."

Catuity, Inc. makes the point of sale more profitable for its clients by delivering products and services that reduce costs and generate new revenue. More information on Catuity is available at its website: http://www.catuity.com.

In conjunction with the provisions of the "Safe Harbor" section to the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the US Securities & Exchange Commission.

Contact:          Jack Lowry
                  Catuity Inc.
                  313.567.4348, ext. 202
                  jackl@catuity.com

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